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Investor Presentation June 2021

TABLE OF CONTENTS I. Board and Corporate Governance Practices • Board Composition, Tenure and Refreshment • Active Risk Oversight • Written Consent Proposal • Commitment to Governance Best Practices II. Executive Compensation • Compensation Program Overview III. Human Capital, DE&I and Global Impact • Workforce Culture and Our Actions During COVID • Diversity, Equity & Inclusion Update • Impact Update 2

BOARD AND CORPORATE GOVERNANCE PRACTICES

• The Board regularly reviews the skills, professional experience, background, age, and diversity of its members to ensure the Board is positioned to provide oversight on the Company's business and strategy and to represent shareholders' interests • The Board and each committee perform an annual self - assessment to evaluate effectiveness 12 of 13 directors are independent Board Refreshment Process Directors have complementary experiences, backgrounds and skill sets which contribute to strong Board dynamics and effective strategic oversight of management, including: Investment/Finance Technology Industry Entrepreneurship Management Transactions/M&A Leadership Product, Marketing & Media Policy Strategy E - Commerce / Retail 4 Highly Skilled and Independent Board of Directors

Experienced Board with Robust Leadership



Paul Pressler
Operating Advisor, Clayton, Dubilier & Rice
Director Since 2015
Chair of the Board



Anthony Bates
CEO, Genesys
Director Since 2015



Adriane Brown
Managing Partner, Flying Fish Ventures
Director Since 2017
Chair Comp. Comm.



Diana Farrell
Former CEO, JPMorgan Chase Institute
Director Since 2017



Logan Green
CEO & Co-Founder, Lyft
Director Since 2016



Bonnie Hammer
Vice Chairman, NBCUniversal
Director Since 2015



E. Carol Hayles
Former CFO, CIT Group Inc.
Director since 2020



Jamie Iannone
eBay President & CEO
Director Since 2020



Kathleen Mitic
Co-CEO & Co-Founder, SomethingElse
Director Since 2011
Chair Gov. & Nom. Comm.



Matt Murphy
President & CEO, Marvell Technology
Director Since 2019



Mohak Shroff Sr. Vice President and Head of Engineering, LinkedIn
Director since 2020



Robert Swan
Former CEO, Intel Corporation
Director Since 2015
Chair Risk Comm.



Perry Traquina
Former Chairman & CEO, Wellington
Director Since 2015
Chair Audit Comm.

*E. Carol Hayles and Mohak Shroff joined the Board in September 2020

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• Following thoughtful succession planning, Paul Pressler assumed the role of Chair of the Board succeeding Tom Tierney who retired at the 2020 Annual Meeting • eBay’s founder Pierre Omidyar retired from the Board in September 2020 when he was honored with the Director Emeritus title • Carol Hayles and Mohak Shroff, who bring complimentary skills and enhance gender and racial diversity, joined the Board in September 2020 • The Board continues to proactively reflect and evaluate opportunities to diversify its membership 92% added since start of 2015 38% are women 23% identify as a minority Board Succession, Refreshment and Diversity Diversity 55 average age 31% 61% 8% <50 years 50-65 years >65 years 31% 61% 8% < 4 years 4-8 years > 8 years 6

Management is responsible for the day - to - day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management Full Board Audit Committee Compensation Committee CG&N Committee • Responsible for the risk management framework and ensuring the supporting processes as implemented by management are adequate and functioning as designed • Direct oversight of major risks, including CEO succession planning, strategic and competitive, and operational planning and b usi ness execution • Determines risk oversight responsibilities of its committees • Oversight of financial risks, including credit, market, liquidity and investment policy risk • Oversight of ethics and compliance program and responsibility for review of related party transactions • Promotes appropriate level of risk taking by management through the design and administration of our compensation programs • Influences culture of the board and tone from the top through Board composition recommendations • Oversight of eBay sustainability initiatives, including eBay Impact Risk Committee • Assists the Board in its oversight of the Enterprise Risk Management program for key risks such as information security and r egu latory compliance (including privacy, anti - money laundering and foreign assets control) • Reviews the policies put in place and steps taken to detect, monitor and actively manage such exposures Active Risk Oversight 7

• Written consent is less transparent and protective of investors and is redundant to the right to call special meetings • eBay stockholders previously opposed written consent proposals in 2020, 2017 and 2015, and eBay proactively reduced the threshold for the right to call special meetings from 25% to 20% in 2019 • eBay’s stockholder engagement practices provide the proper avenue to raise priorities and concerns with the Board and management • eBay has a proven track record of responsiveness to stockholder concerns • eBay is committed to best practices and continuous improvement in corporate governance Written Consent is unnecessary for the following reasons : The Board Recommends a Vote Against the Written Consent Proposal 8

The Board Recommends a Vote Against the Written Consent Proposal • In 2019, reduced threshold for calling special meetings from 25% to 20%, lower than many S&P 500 companies • eBay previously modified requirements for special meetings to expand the availability for stockholders • eBay’s recent history of responsiveness includes Board refreshment with investor - recommended nominees, enhanced capital returns through disciplined stock buybacks and dividend program, portfolio and operating reviews and reorganization of ELT eBay’s Responsive Actions Written Consent is Not the Right Mechanism • Does not guarantee all stockholders will be informed of an action or participate in a decision • Holders of a bare majority can disenfranchise other stockholders by taking significant action without giving remaining stockholders prior notice • Could impose significant financial and administrative burdens on the Company • May promote actions not in the best long - term interests of stockholders Special Meetings Better Serve Stockholders • More transparent and orderly procedures • Complete disclosure about the action is widely distributed via proxy statement • Board allowed time to analyze and provide recommendations in the interests of all stockholders • All stockholders have an opportunity to express their views • Greater ability for stockholders to change their mind and their votes prior to action being effective 9

Commitment to Corporate Governance Best Practices • We regularly engage with stockholders to seek their feedback on our corporate governance practices and our executive compensa tio n program; these discussions directly inform the Board’s decisions • Since January 2020 , we have offered to meet on ESG matters with nearly 50 investors representing more than 50 % of our outstanding shares, which resulted in approximately 30 conference calls with investors representing more than 35% of our outstanding shares . • Committed to being responsive to stockholders to ensure best - in - class governance and compensation practices 10 Strong Board independence (12 of 13 directors are independent) Declassified Board with all members standing for election annually Majority vote standard for uncontested director elections Stockholder right to call a special meeting (lowered threshold from 25% to 20% in 2019 ) Stockholder proxy access Strong stockholder engagement practices Separate Board Chair and CEO roles Independent Board Chair Simple majority vote standard for bylaw/charter amendments and transactions Clawback policy Robust s tock ownership requirements for our executive officers and directors Anti - hedging and anti - pledging policies Regular Board refreshment Active oversight of business strategy, risk and ESG (incl. engagement with and oversight of management in response to COVID - 19)

EXECUTIVE COMPENSATION

Compensation Program Aligned with Business Goals and Culture …the goals of our executive pay program Pay practices align with and support… Our compensation program is heavily performance and equity - based and aligns management with stockholders Align compensation with our business objectives, performance and stockholder interests Motivate executive officers to enhance short - term results and long - term stockholder value Position us competitively among the companies against which we recruit and compete for talent Enable us to attract, reward and retain executive officers and other key employees who contribute to our long - term success 1 2 3 4 Emphasize pay - for - performance Majority of compensation is performance - based Multiple performance measures, caps on incentive payments, and overlapping two - year performance periods for PBRSU awards Meaningful stock ownership requirements for executive officers Maintain a clawback policy Retain an independent compensation consultant Prohibit hedging and pledging by executive officers and directors Limited perquisites to executive officers 12

Performance - Based Compensation Program Drives Long - Term Stockholder Returns • In the first quarter of the year, the Compensation Committee approves Company performance measures based on business criteria an d target levels of performance for annual bonus program and multi - year performance - based restricted stock unit awards (PBRSUs) • Targets are set based primarily on the Company’s Board - approved budget for the year for the annual bonus. For the PBRSUs, targe ts are set using information on approved budget for 1 st year and projections of future performance for 2 nd year to determine 2 - year performance goals • For 2021 and 2022, we selected financial metrics and targets that the Compensation Committee believes incentivize our managem ent team to achieve our strategic objectives and drive eBay’s financial performance and long - term stock performance • Metrics include FX - neutral revenue, non - GAAP operating margin dollars, return on invested capital, and non - GAAP net income 13 Rigorous Goal and Target Setting Process

Performance - Based Compensation Program Drives Long - Term Stockholder Returns 14

Plan Performance Metrics Compensation Committee Rationale Annual Cash Incentive • FX - neutral revenue (threshold) • Non - GAAP net income • Individual Performance • A minimum revenue threshold must be met before any incentive is paid • Non - GAAP net income is directly affected by management decisions and provides the most widely followed measure of financial performance PBRSUs • FX - neutral revenue • Non - GAAP operating margin dollars • ROIC (modifier) • Key drivers of our long - term success and stockholder value, and directly affected by management decisions • Incentivizes profitable growth and efficient use of capital Annual cash incentive and PBRSU awards are determined based on metrics that correlate with financial performance over one and multi - year performance periods Annual & Long - Term Plan Metrics Correlated to Sustained Performance 2020 - 2021 Performance Period 2020 2021 2022 2023 2024 2025 March 15 50% vesting for all NEOs except CEO / CFO March 15 100% vesting for CEO / CFO 50% vesting for all other NEOs PBRSUs reward long - term performance March 15 50% vesting for all NEOs except CEO / CFO March 15 100% vesting for CEO / CFO 50% vesting for all other NEOs 2021 - 2022 Performance Period 15

CEO Pay Ratio • eBay is a global commerce leader with operations requiring a wide range of talents and roles. As a global organization, we st riv e to create a competitive total compensation program in the locations we operate. As a result, our compensation program varies by local mar ket in order to allow us to provide a competitive total compensation package. • To identify our median employee, we elected to use total target direct compensation, which we calculated as salary, target bo nus and target annual equity awards. We chose this compensation measure because we believe it is the most accurate reflection of pay at eBay. • Because the rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodol ogi es and apply various assumptions, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. In add iti on, our pay ratio reflects our workforce, which includes a combination of professional and customer service roles. • In 2020, we appointed our new CEO to lead the Company’s next chapter of growth and success. Our CEO Pay Ratio was higher in 202 0 as a result of certain new hire equity awards and special one - time payments included as part of Mr. Iannone’s new hire compensation package. • Our CEO Pay Ratio for 2020 was 281:1 and our historic CEO Pay Ratios have been as follows: ― 2019: 135:1 ― 2018: 152:1 ― 2017: 144:1 • We anticipate our 2021 CEO Pay Ratio to fall closer to our ratios prior to 2020. 16

HUMAN CAPITAL DIVERSITY, EQUITY & INCLUSION GLOBAL IMPACT

CEO, Management and the Board are intently focused on building a culture of leadership, development, and excellence at eBay Focus on Workforce Culture Includes Board Oversight Culture & Employee Engagement Management Accessibility and Engagement: • CEO's first 90 - days spent actively listening to the organization and gathering feedback...  • Resulted in top - to - bottom buy - in across A) The new strategy; B) A revised set of beliefs for the organization that every empl oyee was encouraged to participate in; and C) Recommitting to our existing Purpose  • eBay’s practice of CEO and senior leader engagement with employees continues, with frequent All - Hands meetings on Zoom while most employees are working from home • Continual learning sessions with initiative and business leaders Learning and Development: • Developing new learning pathways to drive leadership expectations in service of supporting revised organizational beliefs • Held first company - wide webcast on doing business with integrity with CEO, CLO and Chief Compliance Officer; hosted ethical leadership training for all Directors+; expanded Tone from the Top program to all Directors+ mandating conversations in teams on ethics topics each quarter • Strong culture of 360 feedback, professional development with opportunities for stretch assignments, leader and instructor - led t raining and self - directed learning 18

Sellers: • Boosted our support for sellers to accommodate for carrier delays and launched the Up & Running small businesses program Foundation: • eBay Foundation tripled its grantmaking in 2020 to over $16M to support communities and small businesses COVID - 19 Response We are committed to helping our communities, employees, sellers and partners throughout the pandemic Community: • Partnered with the U.K. National Health Service to distribute PPE to healthcare workers. Over 1B items were delivered to more than 45K workers in the U.K. • eBay, LifeWorks Restaurant Group and local nonprofit LifeMoves , provided over 120,000 meals to homeless in San Jose Employees: • Offered additional care benefits and expanded our Employee Assistance Program in providing more mental health and wellness support 19

Diversity, Equity & Inclusion (DE&I) is Strategic and Comprehensive

Be for everyone.
We remain committed to becoming a richly diverse, truly equitable and fearlessly inclusive place to work, grow, buy and sell.

Diversity & Inclusion	• Published our fifth Global Diversity, Equity & Inclusion report since the 2015 Spin-Off of PayPal and the sale of our Enterprise segment; As of December 31, 2020, women comprise 40% of our global workforce and underrepresented minorities (Black, Hispanic/Latinx, Other) comprise 14% of our U.S. workforce. • Enhancing our capabilities to bring near real-time, data informed, transparency into the end-to-end employee journey and experience • Embedding DE&I best practices into critical people processes (e.g., sourcing, recruiting, interviewing, onboarding, performance management, succession planning, learning and development, leadership development, performance management and off-boarding) • Building new education modules focused on leveraging our new capabilities and enhanced processes to drive more informed decisions with recruiting being our immediate focus area • Evolving Conscious Inclusion and Inclusive Leadership experiential education sessions to continue offering open, safe and honest conversations for our employees • Preparing to launch updated virtual reality learning experiences which will provide immersive learning opportunities remotely • We will continue to partner with executive leaders to refresh and implement DE&I tailored strategic plans with an added lens of driving shared accountability to making progress • Couple external benchmarks with internal key performance indicators to form DE&I goals • Design and launch company-wide governance model to ensure that BU specific progress ladders up to deliver company-wide goals • Continue to support and grow our global Communities of Inclusion
Gender Pay Equity	• We are committed to pay parity and completed a global study of our gender pay equity for the fifth consecutive year in April 2021, reviewing the compensation of women and men in the same job in the same location. • U.S.: Women earn 100% of what men earn in terms of total compensation • Global: Women earn 99.7% of what men earn in terms of total compensation • To achieve consistent pay parity globally, we will continue targeted training sessions globally for our recruiters and senior leaders, enhance our use of predictive analytics to guide compensation decisions, and conduct rigorous reviews of the compensation of new hires, transfers and promoted employees

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eBay for Charity Supporting your favorite causes when you buy and sell ** 2020 GOAL: $1 billion in charity funds raised by 2020 ** 2020 PROGRESS: • Raised $123 million in charity funds - total reaches over $1.1 billion raised Economic Empowerment Enabling everyone to participate in – and benefit from – global commerce ** 2020 GOAL: Achieve a higher percentage of growth among eBay sellers in less - advantaged communities as compared with average economic growth nationwide by 2020 ** 2020 PROGRESS: • From 2011 to 2018 , the number of eBay’s commercial sellers in less - advantaged communities grew 26 percent compared to a 0.9 percent decrease in the overall number of business enterprises in those communities Impact Update In 2016, we set eBay Impact goals that align with how eBay does business. In 2019, we set new goals for 2025 for these same key themes (see ebayinc.com/impact). Our targets consider and help advance the UN Sustainable Development Goals. Impact Team Governance • Guided by the Chief Sustainability Officer and eBay’s Impact team, ESG is integrated into our business, with oversight from the Corporate Governance and Nominating Committee • The Impact team works across the organization to help our business groups and functions prioritize ESG as part of the Company’s strategy • We established and cross - functional and global ESG Council of senior leaders to further integrate sustainability into our busines. Sponsored by our CEO. 21 eBay named to World and North America Indices in 2020 MET MET eBay achieved an A rating on our 2020 CDP response

Impact Update

eBay Foundation

Empowering aspiring entrepreneurs and building vibrant and sustainable communities

**** 2020 GOAL:** Lend $1 million to entrepreneurs via Kiva; enable 50,000 entrepreneurs through access to capital and mentoring and thereby impact the lives of 250,000 people globally

**** 2020 PROGRESS:**
- Disbursed $72,000 in loans in 2020, bringing our total loan disbursement to $1.025 million and supporting 30,000 borrowers on Kiva
- Impacted the lives of about 143,000 people globally

MET

Circular Commerce

Giving products the chance to have many lives and serve many people

**** 2020 GOAL:** Create $2.5 billion in positive economic impacts and avoid 2.5 million tonnes of carbon emissions by 2020 through people selling their pre-owned electronics and apparel on eBay

**** 2020 PROGRESS:**
- Created an additional $950 million in positive economic impact, bringing the cumulative total to $3.8 billion from 2016 to 2020 MET
- Avoided an additional 720,000 metric tons of carbon emissions, resulting in 3.1million metric tons avoided since 2016 MET

Sustainable Commerce

Behaving responsibly, ethically and sustainably in all areas of our business

**** 2025 GOAL:** 100% renewable energy in our electricity supply at eBay-controlled data centers and offices; achieve 50 percent absolute reduction in Scope 1 and 2 GHG emissions by 2025 and 75 percent reduction by 2030 from our 2016 baseline

- **Renewable Energy** – 74 percent of our electricity comes from renewable sources, up from 66 percent in 2019
- **Carbon Emissions** – Scope 1 and 2 GHG emissions decreased by 44 percent from 2016 baseline
- **Data Privacy & Cybersecurity** – Global Information Security maintains our high safety and security standards; Risk Committee oversees privacy, security, and cybersecurity risks

On Track

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